Wednesday July 1, 4:20 pm Eastern Time
Company Press Release
SOURCE: Premier Bancshares, Inc.
Premier Bancshares Completes Acquisition of Button Gwinnett Financial
Corporation
ATLANTA, July 1 /PRNewswire/ -- Premier Bancshares, Inc. (Amex:PMB - news) completed the acquisition of Button Gwinnett Financial Corporation (``Button Gwinnett''). Each share of Button Gwinnett common stock issued and outstanding was converted into and exchanged for the right to receive 3.885 shares of Premier Bancshares common stock. Holders of Button Gwinnett stock options received options to purchase Premier common stock in exchange for their Button Gwinnett stock options.
Premier Bancshares is a multi-bank holding company headquartered in Atlanta, Georgia, with total assets as of the completion of this transaction of in excess of $1.2 billion and subsidiaries having 38 offices located throughout the Southeast.
Darrell D. Pittard, Chairman and Chief Executive Officer of Premier Bancshares, Inc. said, ``We are excited about the business opportunity that Button Gwinnett brings Premier since for the past several years it has ranked among the highest performing community banks in the United States. Our newly acquired subsidiary, The Bank of Gwinnett, will merge into our Atlanta-based Premier Bank during the fourth quarter of 1998 and complement our existing mortgage and banking offices in Gwinnett county.''
Glenn S. White, who will become President of Premier Bank, said, ``This merger will allow Premier to consolidate overlapping branches and obtain additional operating cost savings. Premier will have the largest community bank in Gwinnett county, and be Metro Atlanta's largest community bank holding company.''
SOURCE: Premier Bancshares, Inc.


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